UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2013

SORRENTO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52228	33-0344842
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6042 Cornerstone Ct. West, Suite B

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 210-3700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective July 8, 2013, Sorrento Therapeutic, Inc. (“Sorrento” or the “Company”) entered into an exclusive option agreement (the “Option Agreement”) with B.G. Negev Technologies and Applications Ltd. (“BGN”). Pursuant to the terms of the Option Agreement, BGN granted Sorrento an option to receive an exclusive sub-licensable worldwide license in and to certain Licensed Patent Rights to develop and commercialize the Licensed Products. Licensed Patent Rights refers to any rights arising out of or resulting from any patent application filed by the Company for certain BGN technology relating to a group of defined fully human antibodies that bind to a Hep. C protease enzyme.

The term of the option expires on the later of: (a) 12 months from the Effective Date of the Option Agreement, or (b) 10 months from the date of filing a first priority patent application and may be extended by the Company for an additional 14 months as provided in the Option Agreement. In the event Sorrento exercises the option, the term shall be automatically extended on a country-by country basis until the expiration date of the last of the Licensed Patent Rights in the relevant country. In consideration for the grant of the option, Sorrento shall create and protect an intellectual property portfolio for the BGN technology and fund the research and development of the BGN technology. The Option Agreement may be terminated by BGN if Sorrento fails to file an investigational new drug application in the United States before the sixth anniversary of the effective date of the Option Agreement. Upon the occurrence of such event, BGN may provide written notice to the Company and provide the Company with 90 days notice in which to cure such failure.

Upon exercise of the option, the Company shall have an exclusive license to develop and commercialize, the Licensed Products, which is defined to include any product that was developed using any Licensed Patent Rights. The Company shall also have the right to grant sublicenses, which shall be subject to the terms contained in the Option Agreement. Pursuant to the Option Agreement, the Company shall be required to pay nonrefundable minimum annual royalty and running royalty payments on a country-by-country basis where the Licensed Products are sold by the Company and/or by sublicensees and there are Valid Claims. A sublicense consideration on all Sublicense Income, as defined in the Option Agreement, shall also be payable by the Company. The obligation to pay royalty payments shall terminate on the later of the expiration of the last to expire Valid Claim with the Licensed Patent Rights that covers such licensed Product or ten years from the date of the first commercial sale in such country. The Option Agreement also provides for milestone payments based on certain clinical milestones and upon the first approval of a License Product in a Major Country.

The foregoing is only a brief description of the material terms of the Option Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and such description is qualified in its entirety by reference to the Option Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 12, 2013

SORRENTO THERAPEUTICS, INC.

By:	/s/ Richard Vincent
Name:	Richard Vincent
Title:	Chief Financial Officer and Secretary